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                                                                      Exhibit 11



                          CENTRAL SPRINKLER CORPORATION

                            EARNINGS PER COMMON SHARE

                (Amounts in thousands, except per share amounts)





                                   Year Ended     Year Ended     Year Ended
                                   October 31,    October 31,   October 31,
                                      1997           1996           1995
                                   -----------    -----------   -----------


Net income (loss)                    $(2,542)       $ 3,763        $ 8,458
                                     =======        =======        =======

Average number of common shares
  outstanding                          3,843          3,793          3,902

Adjustment to exclude average
  unreleased common shares in ESOP      (604)          (640)          (672)

Adjustment for assumed conversion
  of stock options                      --              177            152
                                     -------        -------        -------

Average number of common shares        3,239          3,330          3,382
                                     =======        =======        =======


Net income (loss) per common share   $  (.78)       $  1.13        $  2.50
                                     =======        =======        =======